Exhibit 10(v)
FORM OF 2011
PHANTOM UNIT AGREEMENT

THIS PHANTOM UNIT AGREEMENT (this “Agreement”) is by and between Magellan GP, LLC (the “Company”) and [Employee Name] (the “Participant”).

1.
Grant of Phantom Units. The Company hereby grants to the Participant effective February 14, 2011 (the “Effective Date”), subject to the terms and conditions of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated (the “Plan”) and this Agreement, the right to be eligible to receive a target grant of [number of units] Phantom Units with tandem distribution equivalent rights (“DERs”), of Magellan Midstream Partners, L.P. (the “Partnership”). The number of Units received at the end of the Restricted Period (as defined herein) will be determined based on Performance Criteria (as defined herein), employment status at that time and any other relevant provisions of the Plan and this Agreement. These Units, including the tandem DERs, are referred to in this Agreement as “Phantom Units” during the Restricted Period. Until the Phantom Units vest and are paid, the Participant shall have no rights as a unitholder of the Partnership with respect to the Phantom Units.

2.
Incorporation of Plan. The Plan is hereby incorporated herein by reference and all capitalized terms used herein but not defined herein shall have the meaning set forth in the Plan. The Participant acknowledges receipt of a copy of the Plan and hereby accepts the Phantom Units subject to all the terms and provisions of the Plan and this Agreement.

3.
Compensation Committee of the Board Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Compensation Committee of the Board (the “Committee”) of the Company upon any questions arising under the Plan and this Agreement.

4.	Restricted Period of Phantom Units. The Restricted Period begins with the Effective Date and ends with the first of the following events:

a.	December 31, 2013; or

b.
Your Termination of Affiliation (excluding any transfer to an Affiliate of the Company) with the Company, voluntarily for Good Reason, or involuntarily (other than due to Cause) within two years following a Change of Control as set forth in the Plan.

5.
Payment of Phantom Units. To be eligible to receive payment of the Phantom Units at the end of the Restricted Period, the Participant must be employed by the Company or its Affiliates at the end of the Restricted Period, or must have terminated employment during the Restricted Period due to Retirement, death, or Disability. The final determination of the payout levels will be based upon the performance metrics outlined in Paragraph 7 below. In addition, at the end of the Restricted Period the Company will pay to the Participant the value of the DERs on the gross number of Units received pursuant to the terms of this Agreement. The value of the DERs shall be the amount of all distributions per Unit that would have been paid during the Restricted Period on the gross number of Units received, and no interest shall be paid on such amount. Such payment of DERs shall be in a number of additional Units equal to the value of the DERs divided by the closing price of the Units at the end of the

Restricted Period, rounded up to the next whole Unit. Subject to legal or contractual obligations, the Company will deliver to the Participant, or the Participant's legal representative, as soon as practicable after the final determination of payout levels by the Committee, a number of Units equal in value to the number of Phantom Units calculated pursuant to Paragraph 7 and the Units equal to the value of the DERs less the number of Phantom Units required to cover minimum tax withholding requirements. The number of Phantom Units required to cover minimum tax withholding will be based on the closing price of the Units at the end of the Restricted Period.

6.
Termination of Employment Due to Retirement, Death or Disability. In the event a Participant's employment with the Company or its Affiliates terminates prior to the end of the Restricted Period due to Retirement, death or Disability, the initial target grant of Phantom Units will be prorated based upon the Participant's months of employment between January 1, 2011 and December 31, 2013. Such prorated amount will continue to be restricted and subject to the terms of this Agreement until the Restricted Period ends as provided in Section 4.a above. All Phantom Units in excess of the prorated amount shall be forfeited.

7.	Performance Metric.

	Threshold	Target	Stretch
2013 Distributable Cash Flow per Unit	XXXX	XXXX	XXXX
(excluding commodities)

8.	Determination of Payout Level

(i)	The number of Units awarded will be determined based on performance relative to the performance metric as follows:

Below Threshold	No payout
Target Achieved	100% of Units are paid out
Stretch Achieved	200% of Units are paid out
The payout for results between threshold, target and stretch will be interpolated.

(ii)	The number of Units awarded will be subject to an increase or reduction of up to 20% based upon personal performance of Participant.

9.	Other Provisions.

a.
The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant's beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

b.	Except as otherwise provided herein, and in the Plan, in the event that the Participant's employment with the Company or its Affiliates terminates prior to the vesting of the Phantom Units granted under this Agreement, such Phantom Units shall be forfeited.

c.	The Participant acknowledges that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

d.
Neither the Phantom Units, nor the Participant's interest in the Phantom Units, may be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to the vesting and payment of such Phantom Units under this Agreement.

e.
If the Participant at any time forfeits any or all of the Phantom Units pursuant to this Agreement, the Participant agrees that all of the Participant's rights to and interest in the Phantom Units shall terminate upon forfeiture without payment of consideration.

f.
The Committee shall make the determination as to whether an event has occurred resulting in the forfeiture of the Phantom Units, in accordance with this Agreement and the Plan, and all determinations of the Committee shall be final and conclusive.

g.
With respect to the right to receive payment of the Phantom Units under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

10.
Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Magellan Midstream Partners, L.P., One Williams Center, Mail Drop 28-4, Tulsa, Oklahoma 74172, Attention: Compensation Department. Notices shall become effective upon their receipt by the Company if delivered in the forgoing manner.

Magellan GP, LLC

/s/ MICHAEL N. MEARS

Michael N. Mears
President and Chief Executive Officer
Magellan GP, LLC

Dated: February 14, 2011
Participant:
I acknowledge receipt of a copy of the Plan and hereby accept the terms and conditions of this Phantom Unit Agreement:
Dated this _____ day of _________, 2011.
[Employee Name]